                             EMPLOYMENT AGREEMENT


  This Employment Agreement (the "Agreement") by and among COTELLIGENT, INC., a Delaware corporation ("Cotelligent"), FASTECH, INC. (the "Subsidiary"), a wholly-owned subsidiary of Cotelligent, and RICHARD M. HIRSH (Employee") is hereby entered into and effective as of the 4th day of January, 1999 ("Effective Date"). This Agreement hereby supersedes any other employment agreements or understandings, written or oral, among the Subsidiary, Cotelligent and Employee.

                                 R E C I T A L S

  Whereas, as of the Effective Date, the Subsidiary is engaged primarily in the business of providing computer consulting and contract programming services;

  Whereas, as of the Effective Date, Cotelligent is acquiring all of the capital stock of Subsidiary pursuant to an Agreement and Plan of Reorganization and Merger, dated as of even date herewith among Cotelligent; Cotelligent Philadelphia, Inc.; Broomall SFA, Inc.; and each stockholder of Broomall SFA, Inc. (the "Purchase Agreement");

  Whereas, in order to facilitate, and as a condition to the closing of the Purchase Agreement, the Employee must enter into this Agreement with the Subsidiary and Cotelligent, including the non-competition provisions contained herein;

  Whereas Employee is employed hereunder by the Subsidiary in a confidential relationship wherein Employee, in the course of his employment with the Subsidiary, has and will continue to become familiar with and aware of information as to the Subsidiary's and Cotelligent's customers, specific manner of doing business, including the processes, techniques and trade secrets utilized by the Subsidiary and Cotelligent, and future plans with respect thereto, all of which has been and will be established and maintained at great expense to the Subsidiary and Cotelligent; this information is a trade secret and constitutes the valuable good will of the Subsidiary and Cotelligent; and

  Whereas, the Subsidiary and Cotelligent desire to assure themselves that the experience and skill of Employee will remain available to the Subsidiary and Cotelligent and their respective successors.

  Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

                              A G R E E M E N T S

  1.  Employment and Duties.

          (a) The Subsidiary hereby employs Employee as President. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of a President and will report directly to the President and Chief Operating Officer of Cotelligent or to such other senior executive of Cotelligent as may be designated by the President and Chief Operating Officer of Cotelligent. Employee hereby accepts this employment upon the terms and conditions herein contained and, subject to Section 1(c), agrees to devote his time, attention and efforts to promote and further the business of the Subsidiary.

          (b) Employee shall faithfully adhere to, execute and fulfill all lawful policies established by the Subsidiary.

          (c) Employee shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee's duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require his or her services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section 3 hereof.

  2. Compensation. For all services rendered by Employee, the Subsidiary shall compensate Employee as follows:

          (a) Base Salary. Effective on the Effective Date, the base salary payable to Employee shall be $175,000 per year, payable on a regular basis in accordance with the Subsidiary's standard payroll procedures but not less than monthly. On at least an annual basis, the President and Chief Operating Officer will review Employee's performance and may make increases to such base salary if, in its reasonable discretion, any such increase is warranted. Such recommended increase would, in all likelihood, require approval by the Board of Directors of Cotelligent or a duly constituted committee thereof.

          (b) Incentive Bonus Plan. For fiscal year ending March 31, 2000, and subsequent fiscal years, Employee shall be eligible to participate in the Cotelligent Compensation Plan, which sets forth the criteria under which Employee and other officers and key employees will be eligible to receive bonus awards. Employee shall not be eligible to participate in such program for the fiscal year ending March 31, 1999.

          (c) Executive Perquisites, Benefits and Other Compensation. Employee shall be entitled to receive additional benefits and compensation from the Subsidiary in such form and to such extent as specified below:

              (i) Participation for Employee in coverage for Employee and his dependent family members under health, hospitalization, disability, dental, life and other insurance plans that the Subsidiary or Cotelligent may have in effect from time to time, benefits provided to Employee under this clause (i) to be at least equal to such benefits provided to Cotelligent executives.

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

              (ii) Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Subsidiary's expense reporting policy.

              (iii) Four (4) weeks paid vacation for each year during the period of employment ending on the anniversary of the date on which the period of employment commenced (pro rated for any year in which Employee is employed for less than the full year).

              (iv) The Subsidiary shall reimburse Employee $500.00 per month for expenses incurred in connection with the leasing or acquisition of an automobile.

              (v) The Subsidiary shall provide Employee with other executive perquisites consistent with those provided to other senior executives of subsidiaries of Cotelligent as may be available to or deemed appropriate for Employee by the Board of Directors of Cotelligent and participation in all other Subsidiary-wide or Cotelligent-wide employee benefits as available from time to time.

  3.  Non-Competition Agreement.

          (a) Employee shall not, during the period of his employment by or with the Subsidiary, and for a period of two (2) years immediately following the termination of his employment under this Agreement, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

              (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with the Subsidiary or Cotelligent (including the respective subsidiaries thereof) within 100 miles of where the Subsidiary or any of its subsidiaries conducts business (the "Territory");

              (ii) employ, offer to employ or call upon for the purpose or with the intent of enticing away from or out of the employ of the Subsidiary or Cotelligent (including the respective subsidiaries thereof) any employee of the Subsidiary or Cotelligent (including the respective subsidiaries thereof) who is employed, at that time, within the Territory, in a sales representative or managerial capacity, provided that Employee shall be permitted to call upon and hire any member of Employee's immediate family;

              (iii) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of the Subsidiary or Cotelligent (including the respective subsidiaries thereof) within the Territory for the purpose of soliciting or selling products or services in direct competition with the Subsidiary or Cotelligent within the Territory;

              (iv) call upon any prospective acquisition candidate, on Employee's own behalf or on behalf of any competitor in the computer consulting and contract computer programming business, which candidate was to Employee's knowledge called upon by either the Subsidiary or Cotelligent (including the respective subsidiaries thereof) or for which the Subsidiary or Cotelligent made an acquisition analysis, for the purpose of acquiring such entity;

              (v) disclose the identity of, or any other information in respect of any customer, whether in existence or proposed, of the Subsidiary or Cotelligent (including the respective subsidiaries thereof) or any subsidiary thereof to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except to the extent that the Subsidiary or Cotelligent (including the respective subsidiaries thereof) has in the past disclosed such information to the public for valid business reasons.

          Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

          (b) Employee acknowledges the difficulty of measuring economic losses resulting from any breach of any of the provisions of this Section, that the award of a monetary judgment for any such breach would be an inadequate remedy and that immediate and irreparable damage could be caused thereby and consequently, Employee agrees that (i) Cotelligent shall have the right to obtain, in addition to any other rights Cotelligent may have, in any court of competent jurisdiction or before any tribunal of arbitrators, injunctive relief to restrain any breach or threatened breach, of any of the provisions of this Section or otherwise to enforce specifically any of the provisions of this Section, (ii) Cotelligent shall not be obligated to post a bond or other security in seeking such relief and (iii) these remedies shall be in addition to damages directly or indirectly suffered by Cotelligent and reasonable attorneys fees.

          (c) Employee acknowledges and agrees that each of the foregoing covenants in this Section 3, individually and taken as a whole, impose a reasonable restraint on Employee in light of the activities and business of the Subsidiary or Cotelligent (including Cotelligent's other subsidiaries) on the date of the execution of this Agreement and the current plans of Cotelligent (including Cotelligent's other subsidiaries) and that it is the intent of the parties that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Subsidiary and Cotelligent (including Cotelligent's other subsidiaries) throughout the term of this covenant. For example, if, during the term of this Agreement, the Subsidiary or Cotelligent (including Cotelligent's other subsidiaries) engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or other than the activities or business enumerated under the Recitals above or the locations currently established therefore, then Employee will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business within 100 miles of its then-established operating location(s) through the term of this covenant.

          It is further agreed by the parties hereto that, in the event that Employee shall cease to be employed hereunder, and shall enter into a business or pursue other activities not in competition with the Subsidiary or Cotelligent (including Cotelligent's other subsidiaries), or similar activities or business in locations the operation of which, under such circumstances, does not violate clause (i) of this Section 3, and in any event such new business, activities or location are not in violation of this Section 3 or of Employee's obligations under this Section 3, if any, Employee shall not be chargeable with a violation of this Section 3 if the Subsidiary or Cotelligent (including Cotelligent's other subsidiaries) shall thereafter enter the same, similar or a competitive (i) business,
     (ii) course of activities or (iii) location, as applicable.

          (d) The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.

          (e) Employee acknowledges and agrees that a portion of the consideration received by the Employee pursuant to this Agreement is paid by the Subsidiary in exchange for the covenants contained in this Section, and therefore, that each of the scope, time and territorial restrictions, individually and taken as a whole, are reasonable. Moreover, in the event any court of competent jurisdiction or any tribunal of arbitrators shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such court or tribunal of arbitrators deems reasonable, and that the several covenants contained in this Section shall be thereby reformed.

          (f) All of the covenants in this Section 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Subsidiary or Cotelligent, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Cotelligent or the Subsidiary of such covenants. It is specifically agreed that the period of two (2) years stated at the beginning of this Section 3, during which the agreements and covenants of Employee made in this Section 3 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 3.

  4.  Place of Performance.

          (a) Employee understands that he may be requested by Cotelligent to relocate from his present residence to another geographic location in order to more efficiently carry out his duties and responsibilities under this Agreement or as part of a promotion or other increase in duties and responsibilities. In such event, if Employee agrees to relocate, the Subsidiary will pay all reasonable relocation costs to move Employee, his immediate family and their personal property and effects. Such costs may include, by way of example, but are not limited to, pre-move visits to search for a new residence, investigate schools or for other purposes; temporary lodging and living costs prior to moving into a new permanent residence; duplicate home carrying costs; all closing costs on the sale of Employee's present residence and on the purchase of a comparable residence in the new location; and added income taxes that Employee may incur if any relocation costs are not deductible for tax purposes. The general intent of the foregoing is that Employee shall not personally bear any out-of-pocket cost as a result of the relocation, with an understanding that Employee will use his best efforts to incur only those costs which are reasonable and necessary to effect a smooth, efficient and orderly relocation with minimal disruption to the business affairs of the Subsidiary and the personal life of Employee and his family.

          (b) Notwithstanding the above, if Employee is requested by Cotelligent to relocate and Employee refuses, such refusal shall not constitute "cause" for termination of this Agreement under the terms of Section 5(c).

  5. Term; Termination; Rights on Termination. The term of this Agreement shall begin on the date hereof and continue for three (3) years, unless terminated sooner as herein provided. This Agreement and Employee's employment may be terminated in any one of the following ways:

          (a) Death. The death of Employee shall immediately terminate this Agreement with no severance compensation due to Employee's estate.

          (b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been absent from his full-time duties hereunder for four (4) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such four (4) month period, but which shall not be effective earlier than the last day of such four (4) month period), the Subsidiary may terminate Employee's employment hereunder provided Employee is unable to resume his full-time duties at the conclusion of such notice period. Also, Employee may terminate his employment hereunder if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Employee shall have furnished the Subsidiary with a written statement from a qualified doctor to such effect and provided, further, that, at the Subsidiary's request made within thirty (30) days of the date of such written statement, Employee shall submit to an examination by a doctor selected by the Subsidiary who is reasonably acceptable to Employee or Employee's doctor and such doctor shall have concurred in the conclusion of Employee's doctor. In the event this Agreement is terminated pursuant to this Section 5(b), Employee shall receive from the Subsidiary, in a lump-sum payment, within ten (10) days of the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the term of this Agreement or for one (1) year, whichever amount is lesser.

          (c) Good Cause. The Subsidiary may terminate the Agreement forthwith after giving written notice to Employee for good cause, which shall be: (i) Employee's willful, material and irreparable breach of this Agreement; (ii) Employee's gross negligence in the performance or intentional nonperformance (continuing for ten (10) days after receipt of written notice of need to cure) of any of Employee's material duties and responsibilities hereunder; (iii) Employee's willful dishonesty, fraud or misconduct with respect to the business or affairs of the Subsidiary or Cotelligent which materially and adversely affects the operations or reputation of the Subsidiary or Cotelligent; (iv) Employee's conviction of a felony crime other than traffic offenses; or (v) chronic alcohol abuse or illegal drug abuse by Employee. In the event of a termination for good cause, as enumerated above, Employee shall have no right to any severance compensation.

          (d) Without Cause. Should Employee be terminated by the Subsidiary without cause, Employee shall continue to receive from the Subsidiary or Cotelligent the base salary at the rate then in effect for whatever time period is remaining under the term of this Agreement or for one (1) year, whichever amount is lesser.

          (e) Good Reason. Employee may resign and terminate his employment hereunder for "Good Reason" (which shall also be deemed a termination by the Subsidiary without cause). For purposes of this Agreement, "Good Reason" means (i) the failure to elect and continue Employee as President of the Subsidiary, (ii) assignment to Employee of duties, authorities, responsibilities and reporting requirements materially inconsistent with his position and otherwise as set forth herein, or if the scope of Employee's duties and responsibilities as President of the Subsidiary are in the aggregate materially reduced, (iii) a breach by the Subsidiary or Cotelligent of any material provision of this Agreement, including, but not limited to, a reduction in or failure to make timely payment of Employee's compensation and benefits from those required to be paid or provided in accordance with the provisions of this Agreement, or (iv) the failure of the Subsidiary to obtain the written assumption of its obligations to perform this Agreement by any successor to all or substantially all of the assets of the Subsidiary at or before consummation of a merger, consolidation, sale or similar transaction.

          (f) If Employee resigns or otherwise terminates his employment without cause, Employee shall receive no severance compensation.

  6. Return of Subsidiary Property. All records, designs, patents, business plans, financial statements, financial records, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of the Subsidiary, Cotelligent or their representatives, vendors or customers which pertain to the business of the Subsidiary or Cotelligent shall be and remain the property of the Subsidiary or Cotelligent, as the case may be, and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Subsidiary or Cotelligent which is collected by Employee shall be delivered promptly to the Subsidiary without request by it upon termination of Employee's employment.

  7. Inventions. Employee shall disclose promptly to Cotelligent and the Subsidiary any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment or within one (1) year thereafter, and which are directly related to the business or activities of the Subsidiary or Cotelligent and which Employee conceives as a result of his employment by the Subsidiary. Employee hereby assigns and agrees to assign all his interests therein to the Subsidiary or its nominee. Whenever requested to do so by the Subsidiary, Employee shall execute any and all applications, assignments or other instruments that the Subsidiary shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Subsidiary's interest therein.

  8. Trade Secrets. Employee agrees that he will not, during or after the term of this Agreement with the Subsidiary, disclose the specific terms of the Subsidiary's or Cotelligent's relationships or agreements with their respective significant vendors or customers or any other significant and material trade secret of the Subsidiary or Cotelligent, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever other than as required by law or to attorneys or accountants or other agents of the Subsidiary.

  9. Indemnification. In the event Employee is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Subsidiary or Cotelligent against Employee), by reason of the fact that he is or was performing services under this Agreement, then the Subsidiary shall indemnify and hold harmless the Employee against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith, provided that Employee has met the applicable standard of conduct set forth in Section 145(a) of the Delaware General Corporation Law ("Delaware Code") with respect to such an action, as determined in accordance with the requirements of Section 145(d) of the Delaware Code. In the event that both Employee and the Subsidiary are made a party to the same third-party action, complaint, suit or proceeding, the Subsidiary or Cotelligent agrees to engage competent legal representation, and Employee agrees to use the same representation, provided that if counsel selected by Cotelligent shall have a conflict of interest that prevents such counsel from representing Employee, Employee

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

may engage separate counsel and the Subsidiary or Cotelligent shall pay all attorneys' fees and costs of such separate counsel. Further, while Employee is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Employee cannot be held liable to the Subsidiary or Cotelligent for errors or omissions made in good faith where Employee has not exhibited gross, willful and wanton negligence and misconduct or performed criminal and fraudulent acts which materially damage the business of the Subsidiary.

  10. No Prior Agreements. Employee hereby represents and warrants to the Subsidiary that the execution of this Agreement by Employee and his employment by the Subsidiary and the performance of his duties hereunder will not violate or be a breach of any agreement or other duty or obligation with or to any former employer, client or any other person or entity, including, without limitation, any non-competition agreement, invention or secrecy agreement between Employee and any such person or entity which was in existence as of the date of this Agreement. Further, Employee agrees to indemnify the Subsidiary for any claim, action, loss, damage, liability or expense (including, but not limited to, attorneys' fees and expenses of investigation) based upon or arising out of any breach of the representation and warranty set forth in the preceding sentence or any assertion by any other person or entity of actions or omissions
by Employee which, if true, constitute such a violation or breach.   The
provisions of this Section shall survive the term of Employee's employment hereunder and any termination of this Agreement.

  11. Assignment; Binding Effect. Employee understands that he has been selected for employment by the Subsidiary on the basis of his personal qualifications, experience and skills. Employee agrees, therefore, he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of Section 12 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

  12. Complete Agreement. This Agreement is not a promise of future employment. Employee has no oral representations, understandings or agreements with the Subsidiary or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Subsidiary and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Subsidiary and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

  13. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

     To the Subsidiary:  Fastech, Inc.
                         401 Parkway Drive
                         Broomall, PA 19008
                         Attn:  Richard M. Hirsh

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

     with a copy to:     Cotelligent, Inc.
                         101 California Street
                         Suite 2050
                         San Francisco, CA 94111
                         Attn:  General Counsel

     To Employee:        Mr. Richard M. Hirsh
                         8 Harvey Lane
                         Newtown Square, PA 19073

     with a copy to:     Connolly Epstein Chicco Foxman Ocholm & Ewing
                         1515 Market Street, 9th Floor
                         Philadelphia Pennsylvania 19102
                         Attn: Stephen M. Foxman, Esq.

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section.

  14. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

  15. Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Philadelphia, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Employee was terminated without disability or good cause, as defined in Sections 5(b) and 5(c), respectively, or that the Subsidiary has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Subsidiary.

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

  16. Governing Law. Except as specifically required under Section 9 hereof, this Agreement shall in all respects be construed according to the laws of the Commonwealth of Pennsylvania.

  17. Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  FASTECH, INC.


                                  By: /s/ John E. Higgins
                                     -------------------------------------
                                  Name: John E. Higgins
                                       -------------------------------------
                                  Title: Vice President
                                        -------------------------------------

                                  EMPLOYEE:

                                  /s/ Richard M. Hirsh
                                  -----------------------------------------
                                  Richard M. Hirsh

                                  COTELLIGENT, INC.


                                  By: /s/ Lorraine E. Vega
                                     -------------------------------------
                                  Name: Lorraine E. Vega
                                       -------------------------------------
                                  Title: Secretary
                                        -------------------------------------

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